Exhibit 99.1

News Release – February 25, 2021

CubeSmart Reports 2020 Annual Results

MALVERN, PA -- (Globe Newswire) – February 25, 2021 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2020.

“The fourth quarter was a strong conclusion to a challenging year that showcased the strength of the CubeSmart platform as robust operating fundamentals lead to a further acceleration of growth trends. Our team demonstrated its resilience by adapting to the many unique challenges faced throughout the year, while their innovative spirit positions us well heading into 2021,” commented President and Chief Executive Officer Christopher P. Marr. “Our strong liquidity and capital position will allow us to continue executing on our external growth objectives.”

Key Highlights for the Fourth Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.22.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.47.
●	Increased same-store (475 stores) net operating income (“NOI”) 5.1% year over year, driven by 3.4% revenue growth and a 0.8% decrease in property operating expenses.
●	Same-store occupancy during the quarter averaged 93.8% and ended the quarter at 93.4%.
●	Closed on 18 property acquisitions totaling $661.2 million.
●	Closed on one property disposition totaling $12.8 million.
●	Issued $450 million of unsecured senior notes in seventh public bond offering.
●	Redeemed $250 million of unsecured senior notes.
●	Increased the quarterly dividend 3.0% to an annualized rate of $1.36 per common share from the previous annualized rate of $1.32 per common share.
●	Added 38 stores to our third-party management platform during the quarter.

Financial Results

Net income attributable to the Company’s common shareholders was $42.3 million for the fourth quarter of 2020, compared with $42.0 million for the fourth quarter of 2019. EPS attributable to the Company’s common shareholders was $0.22 for the fourth quarter of 2020 and 2019.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2020 was $165.6 million, compared with $169.1 million for the year ended December 31, 2019. EPS decreased 4.5% to $0.85 for the year ended December 31, 2020 compared with $0.89 for the prior year.

FFO, as adjusted, was $92.9 million for the fourth quarter of 2020, compared with $82.9 million for the fourth quarter of 2019. FFO per share, as adjusted, increased 11.9% to $0.47 for the fourth quarter of 2020, compared with $0.42 for the same period last year.

FFO, as adjusted, for the year ended December 31, 2020 was $339.1 million, compared with $326.3 million for the year ended December 31, 2019. FFO per share, as adjusted, increased 1.8% to $1.72 for the year ended December 31, 2020, compared with $1.69 for the year ended December 31, 2019.

Fourth Quarter 2020	Page 1

Investment Activity

Acquisition Activity

During December 2020, the Company acquired a portfolio of eight open and operating self-storage properties for an aggregate purchase price of approximately $540.0 million. The properties are located in Brooklyn, NY, Long Island City, NY, Flushing (Queens), NY, College Point (Queens), NY and Bronx, NY. Consideration for the properties consisted of approximately $210.5 million payable in cash, approximately $175.1 million payable in OP Units and the assumption of approximately $154.4 million of existing fixed-rate secured debt.

During the quarter ended December 31, 2020, the Company acquired ten additional stores located in Florida (5), Nevada (1), New York (1), Texas (2) and Virginia (1) for $121.2 million. For the year ended December 31, 2020, the Company acquired 21 stores for $735.9 million.

Disposition Activity

During the three months and full year ended December 31, 2020, the Company sold one property located in New York for $12.8 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. During the year ended December 31, 2020, the Company opened for operation one development property located in New York for a total investment of $45.9 million.

As of December 31, 2020, the Company had six joint venture development properties under construction. The Company anticipates investing a total of $143.8 million related to these projects and had invested $71.6 million of that total as of December 31, 2020. These stores are located in Massachusetts (1), New York (2), Pennsylvania (1) and Virginia (2) and are expected to open at various times between the first quarter of 2021 and the second quarter of 2022.

Third-Party Management

As of December 31, 2020, the Company’s third-party management program included 723 stores totaling 48.5 million square feet. During the three and twelve months ended December 31, 2020, the Company added 38 stores and 168 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2020 included 475 stores containing approximately 33.2 million rentable square feet, or approximately 86.1% of the aggregate rentable square feet of the Company’s 543 owned stores. These same-store properties represented approximately 90.1% and 91.6% of property NOI for the three and twelve months ended December 31, 2020, respectively.

Same-store physical occupancy as of December 31, 2020 and 2019 was 93.4% and 91.2%, respectively. Same-store revenues for the fourth quarter of 2020 increased 3.4% and same-store operating expenses decreased 0.8% from the same quarter in 2019. Same-store NOI increased 5.1% from the fourth quarter of 2019 to the fourth quarter of 2020.

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For the year ended December 31, 2020, same-store revenues increased 0.8%, same-store operating expenses increased 2.4% and same-store NOI increased 0.1%, as compared with the year ended December 31, 2019.

Operating Results

As of December 31, 2020, the Company’s total owned portfolio included 543 stores containing 38.5 million rentable square feet and had physical occupancy of 92.3%.

Revenues increased $13.3 million and property operating expenses increased $0.7 million in the fourth quarter of 2020, as compared to the same period in 2019. Increases in revenues were primarily attributable to revenues generated from property acquisitions and recently opened development properties as well as increased property management fee income resulting from additional stores under management.

Increases in property operating expenses were primarily attributable to a $1.0 million increase from the stores acquired or opened in 2019 and 2020 included in our non-same store portfolio, offset by a $0.4 million decrease in same-store expenses primarily due to lower property taxes and personnel costs.

Interest expense increased from $18.7 million during the three months ended December 31, 2019 to $19.2 million during the three months ended December 31, 2020, an increase of $0.5 million. The increase is attributable to a higher amount of outstanding debt during the 2020 period. To fund a portion of the Company’s growth, the average outstanding debt balance increased $287.7 million to $2,219.2 million during the three months ended December 31, 2020 as compared to $1,931.5 million during the three months ended December 31, 2019. The weighted average effective interest rate on our outstanding debt for the three months ended December 31, 2020 and 2019 was 3.50% and 3.97%, respectively.

Financing Activity

On October 6, 2020, the Operating Partnership issued $450 million in aggregate principal amount of unsecured senior notes due February 15, 2031, which bear interest at a rate of 2.00% per annum (the “2031 Notes”). The 2031 Notes were priced at 99.074% of the principal amount with a yield to maturity of 2.100%. Net proceeds from the offering were used to redeem $250 million of outstanding 4.800% Senior Notes due 2022 (the “2022 Notes”), repay all of the outstanding indebtedness incurred under our unsecured revolving credit facility maturing in June 2024 and for working capital and other general corporate purposes. On October 30, 2020, the Operating Partnership completed the redemption of the 2022 Notes.

During the three and twelve months ended December 31, 2020, the Company sold 3.6 million common shares of beneficial interest through its at-the-market (“ATM”) equity program at an average sales price of $33.69 per share, resulting in net proceeds of $120.7 million, after deducting offering costs. As of December 31, 2020, the Company had 10.9 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 8, 2020, the Company declared a dividend of $0.34 per common share, a 3.0% increase compared to the Company’s previously declared quarterly dividend of $0.33 per common share. The dividend was paid on January 15, 2021 to common shareholders of record on January 4, 2021.

Fourth Quarter 2020	Page 3

2021 Financial Outlook

“It was a robust quarter from a capital raising and investment perspective, as we acquired $661.2 million of high-quality stores across our core markets while raising $570.7 million of attractively priced long-term debt and equity capital,” commented Chief Financial Officer Tim Martin. “Looking forward to 2021, despite continued macroeconomic uncertainty due to the pandemic, the resilience of storage fundamentals have put us in position to reintroduce guidance.”

The Company estimates that its fully diluted earnings per share for the year will be between $0.71 and $0.77, and that its fully diluted FFO per share, as adjusted, for 2021 will be between $1.77 and $1.83.  Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2021, the same-store pool will consist of 511 properties totaling 35.7 million square feet.

	Current Ranges for
2021 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	3.75%	to	5.00%
Same-store expense growth	4.00%	to	5.50%
Same-store NOI growth	3.75%	to	5.00%

Acquisition of wholly-owned operating properties	$100.0M	to	$200.0M
Acquisition of properties at C/O	$0		$0
New development openings	$88.9M	to	$88.9M
Dispositions	$0.0M	to	$50.0M
Dilution from properties in lease-up	$(0.05)	to	$(0.06)

Property management fee income	$27.5M	to	$29.5M
General and administrative expenses	$45.0M	to	$46.0M
Interest and loan amortization expense	$80.0M	to	$82.0M
Full year weighted average shares and units	206.0M		206.0M

Earnings per diluted share allocated to common shareholders	$0.71	to	$0.77
Plus: real estate depreciation and amortization	$1.06		$1.06
FFO per diluted share, as adjusted	$1.77	to	$1.83

1st Quarter 2021 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.18	to	$0.20
Plus: real estate depreciation and amortization	0.27		0.27
FFO per diluted share, as adjusted	$0.45	to	$0.47

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 26, 2021 to discuss financial results for the three and twelve months ended December 31, 2020.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the

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conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/sreg/10152109/e220b9d94a.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada. After the live webcast, the call will remain available on CubeSmart's website for 30 days. In addition, a telephonic replay of the call will be available through March 28, 2021. The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers and 1-855-669-9658 for callers in Canada. For callers accessing a telephonic replay, the conference number is 10152110.

Supplemental operating and financial data as of December 31, 2020 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2020 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

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The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in the national and local economic, business, real estate and other market conditions;

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●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;

●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;

●	reduced availability and increased costs of external sources of capital;

●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

●	increases in interest rates and operating costs;

●	counterparty non-performance related to the use of derivative financial instruments;

●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

●	increases in taxes, fees and assessments from state and local jurisdictions;

●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

●	reductions in asset valuations and related impairment charges;

●	cyber security breaches, cyber attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

●	changes in real estate, zoning, use and occupancy laws or regulations;

●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

●	potential environmental and other liabilities;

●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;

●	uninsured or uninsurable losses and the ability to obtain insurance coverage against risks and losses;

●	our ability to attract and retain talent in the current labor market;

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●	other factors affecting the real estate industry generally or the self-storage industry in particular; and

●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Senior Director, Finance

(610) 535-5700

Fourth Quarter 2020	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2020	2019
	(unaudited)
ASSETS
Storage properties	$5,489,754	$4,699,844
Less: Accumulated depreciation	(983,940)	(925,359)
Storage properties, net (including VIE assets of $119,345 and $92,612, respectively)	4,505,814	3,774,485
Cash and cash equivalents	3,592	54,857
Restricted cash	2,637	3,584
Loan procurement costs, net of amortization	3,275	4,059
Investment in real estate ventures, at equity	92,071	91,117
Other assets, net	170,753	101,443
Total assets	$4,778,142	$4,029,545

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,030,372	$1,835,725
Revolving credit facility	117,800	—
Mortgage loans and notes payable, net	216,504	96,040
Lease liabilities - finance leases	65,599	—
Accounts payable, accrued expenses and other liabilities	159,140	137,880
Distributions payable	68,301	64,688
Deferred revenue	29,087	25,313
Security deposits	1,077	475
Total liabilities	2,687,880	2,160,121

Noncontrolling interests in the Operating Partnership	249,414	62,088

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 197,405,989 and 193,557,024 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,974	1,936
Additional paid-in capital	2,805,673	2,674,745
Accumulated other comprehensive loss	(632)	(729)
Accumulated deficit	(974,799)	(876,606)
Total CubeSmart shareholders’ equity	1,832,216	1,799,346
Noncontrolling interests in subsidiaries	8,632	7,990
Total equity	1,840,848	1,807,336
Total liabilities and equity	$4,778,142	$4,029,545

Fourth Quarter 2020	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	For the year ended December 31,
	2020	2019	2018

REVENUES
Rental income	$581,009	$552,404	$517,535
Other property related income	70,723	67,558	60,156
Property management fee income	27,445	23,953	20,253
Total revenues	679,177	643,915	597,944
OPERATING EXPENSES
Property operating expenses	223,634	209,739	196,866
Depreciation and amortization	156,573	163,547	143,350
General and administrative	41,423	38,560	37,712
Total operating expenses	421,630	411,846	377,928
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(75,890)	(72,525)	(62,132)
Loan procurement amortization expense	(2,674)	(2,819)	(2,313)
Loss on early extinguishment of debt	(18,020)	—	—
Equity in earnings (losses) of real estate ventures	178	11,122	(865)
Gains from sale of real estate, net	6,710	1,508	10,576
Other	(240)	1,416	206
Total other expense	(89,936)	(61,298)	(54,528)
NET INCOME	167,611	170,771	165,488
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(1,825)	(1,708)	(1,820)
Noncontrolling interest in subsidiaries	(165)	54	221
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$165,621	$169,117	$163,889

Basic earnings per share attributable to common shareholders	$0.85	$0.89	$0.89
Diluted earnings per share attributable to common shareholders	$0.85	$0.88	$0.88

Weighted average basic shares outstanding	194,147	190,874	184,653
Weighted average diluted shares outstanding	194,943	191,576	185,495

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Same-Store Facility Results (475 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2020	2019	Change	2020	2019	Change

REVENUES
Rental income	$137,202	$132,304	3.7%	$529,053	$522,477	1.3%
Other property related income	13,229	13,220	0.1%	52,234	54,470	(4.1)%
Total revenues	150,431	145,524	3.4%	581,287	576,947	0.8%

OPERATING EXPENSES
Property taxes	15,400	15,952	(3.5)%	65,576	63,491	3.3%
Personnel expense	11,081	11,731	(5.5)%	45,142	46,711	(3.4)%
Advertising	2,915	2,230	30.7%	12,942	9,096	42.3%
Repair and maintenance	1,997	1,827	9.3%	6,520	6,941	(6.1)%
Utilities	3,627	4,017	(9.7)%	16,064	16,171	(0.7)%
Property insurance	1,360	1,040	30.8%	4,962	3,591	38.2%
Other expenses	5,760	5,704	1.0%	22,379	23,539	(4.9)%

Total operating expenses	42,140	42,501	(0.8)%	173,585	169,540	2.4%

Net operating income (1)	$108,291	$103,023	5.1%	$407,702	$407,407	0.1%

Gross margin	72.0%	70.8%		70.1%	70.6%

Period end occupancy (2)	93.4%	91.2%		93.4%	91.2%

Period average occupancy (3)	93.8%	91.6%		93.2%	92.2%

Total rentable square feet	33,196			33,196

Realized annual rent per occupied square foot (4)	$17.62	$17.41	1.2%	$17.10	$17.07	0.2%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$108,291	$103,023		$407,702	$407,407
Non same-store net operating income (1)	11,837	6,718		37,162	19,221
Indirect property overhead (5)	3,211	1,036		10,679	7,548
Depreciation and amortization	(37,758)	(41,063)		(156,573)	(163,547)
General and administrative expense	(11,322)	(9,602)		(41,423)	(38,560)
Interest expense on loans	(19,221)	(18,667)		(75,890)	(72,525)
Loan procurement amortization expense	(716)	(737)		(2,674)	(2,819)
Loss on early extinguishment of debt	(18,020)	-		(18,020)	-
Equity in earnings of real estate ventures	394	182		178	11,122
Gains from sale of real estate, net	6,710	1,508		6,710	1,508
Other	(448)	112		(240)	1,416

Net income	$42,958	$42,510		$167,611	$170,771

(1)	Net operating income (“NOI”) in a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(2)	Represents occupancy at December 31 of the respective year.
(3)	Represents the weighted average occupancy for the period.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2020	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income attributable to the Company's common shareholders	$42,329	$42,045	$165,621	$169,117

Add (deduct):
Real estate depreciation and amortization:
Real property	36,835	40,257	152,897	160,485
Company's share of unconsolidated real estate ventures	1,875	1,684	7,430	7,052
Gains from sale of real estate, net (1)	(6,710)	(1,508)	(6,710)	(12,175)
Noncontrolling interests in the Operating Partnership	579	425	1,825	1,708

FFO attributable to common shareholders and OP unitholders	$74,908	$82,903	$321,063	$326,187

Add:
Loss on early extinguishment of debt (2)	18,020	—	18,020	141

FFO, as adjusted, attributable to common shareholders and OP unitholders	$92,928	$82,903	$339,083	$326,328

Earnings per share attributable to common shareholders - basic	$0.22	$0.22	$0.85	$0.89
Earnings per share attributable to common shareholders - diluted	$0.22	$0.22	$0.85	$0.88
FFO per share and unit - fully diluted	$0.38	$0.42	$1.63	$1.69
FFO, as adjusted per share and unit - fully diluted	$0.47	$0.42	$1.72	$1.69

Weighted average basic shares outstanding	195,619	193,556	194,147	190,874
Weighted average diluted shares outstanding	196,596	194,238	194,943	191,576
Weighted average diluted shares and units outstanding	199,339	196,122	197,080	193,462

Dividend per common share and unit	$0.34	$0.33	$1.33	$1.29
Payout ratio of FFO, as adjusted	72.3%	78.6%	77.3%	76.3%

(1)	The year ended December 31, 2019 includes $10.7 million of gains from sale of real estate, net that are included in the Company's share of equity in earnings of real estate ventures.

(2)	For the three months and year ended December 31, 2020, the loss on early extinguishment of debt relates to a $17.6 million prepayment premium and a $0.4 million write-off of unamortized loan procurement costs associated with the Company’s redemption, in full, of its $250.0 million of outstanding 4.800% senior notes due 2022 on October 30, 2020.

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